Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Our File No.	30324-1 / D/TSW/869307.1

Exhibit 5.1

June 21, 2006

Surge Enterprises, Inc.

205 - 340 Linden Avenue

Victoria, British Columbia

V8V 4E9

Dear Sirs:

Re:       Common Stock of Surge Enterprises, Inc.
Registered on Form SB-2, originally filed on October 13, 2005
Amendment No. 1 filed on December 2, 2005
Amendment No. 2 filed on February 8, 2006
Amendment No. 3 filed on March 23, 2006
Amendment No. 4 filed on April 13, 2006
Amendment No. 5 filed on May 12, 2006
Amendment No. 6 filed on June 21, 2006

                              We have acted as counsel to Surge Enterprises, Inc. (the "Company"), a Nevada corporation, in connection with the filing of a registration statement, on October 13, 2005, on Form SB-2, as amended (the "Registration Statement") under the Securities Act of 1933, as amended, (the “Securities Act”) of up to 2,005,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents:
(a)	Corporate Charter and Articles of the Company;
(b)	By-Laws of the Company;

(c)          Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)	The Registration Statement; and

(e)          The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate are duly and validly authorized and issued, fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

TSW/